UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2014 (July 10, 2014)

Fifth Street Senior Floating Rate Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35999	61-1713295
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Bank Street, 12th Floor

White Plains, NY 10606

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (914) 286-6800

Not Applicable

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On July 10, 2014, Fifth Street Senior Floating Rate Corp. (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved a proposal, which is described in detail in the proxy statement of the Company, dated May 23, 2014. As of May 13, 2014, the record date, 6,666,768 shares of common stock were eligible to vote.

Proposal. The Company’s stockholders voted to authorize the Company, with the approval of its Board of Directors, to sell shares of its common stock, par value $0.01 per share (the “Common Stock”), at a price below the Company’s then current net asset value per share of such Common Stock, subject to certain limitations described in the proxy statement (including, without limitation, that any sale of Common Stock below net asset value will not dilute the Company’s per share net asset value by more than 25% and will not be at a price that is more than 25% below net asset value).

Votes Including Affiliated Persons:

Votes For	%	Votes Against	%	Abstain	%
3,454,597	85.11	555,453	13.69	48,735	1.20

Votes Excluding Affiliated Persons*:

Votes For	Votes Against	Abstain
2,088,933	555,453	48,735

* Of the 6,666,768 shares of the Company’s Common Stock eligible to vote as of the record date for the Special Meeting, 5,301,001 shares of the Company’s Common Stock were held by persons or entities not affiliated with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2014	FIFTH STREET SENIOR FLOATING RATE CORP.

By: /s/ David H. Harrison
Name: David H. Harrison
Title: Chief Compliance Officer